                                                                    EXHIBIT 99.1
                                   FOR:  SKILLSOFT PLC

FOR IMMEDIATE RELEASE                    COMPANY CONTACT:
                                         Tom McDonald
                                         Chief Financial Officer
                                         (603) 324-3000, x4232

                                         INVESTOR CONTACTS:
                                         Michael Polyviou/Kirin Smith
                                         Financial Dynamics
                                         (212) 850-5748

                 SKILLSOFT REPORTS FINANCIAL TARGETS FOR FY2005;
            FY2005 REVENUE TARGETED AT $221 MILLION TO $225 MILLION,
                   WHICH REPRESENTS 15% GROWTH YEAR OVER YEAR;
                 GAAP NET INCOME TARGETED AT $21 MILLION TO $24
               MILLION; PRO FORMA CASH NET INCOME TARGETED AT $40
               MILLION TO $44 MILLION; FY2004 BACKLOG EXPECTED TO
                     REPRESENT 76% OF FY2005 REVENUE TARGET
              SKILLSOFT ANNOUNCES CHANGES TO ITS BOARD OF DIRECTORS

NASHUA, NH, MARCH 12, 2004 - SkillSoft PLC (NASDAQ: SKIL), a leading provider of e-learning courseware and Referenceware(R) for business and IT professionals, today announced its fiscal 2004 outlook and financial targets for its fiscal year ending January 31, 2005.

FISCAL 2004 OUTLOOK

For the fiscal year ended January 31, 2004 (fiscal 2004), SkillSoft expects that revenue will slightly exceed its previously estimated range of between $185 and $190 million. The Company expects fourth quarter revenue to slightly exceed its previously estimated range of $51.0 to $53.0 million, primarily due to reseller sell-thru seasonality coming in stronger than expected. The Company anticipates that its net loss for fiscal 2004 will be slightly less than its previously estimated range of between $0.83 and $0.84 per basic and diluted share. The Company expects that it will modestly exceed its previously estimated range of $0.04 and $0.05 net income per basic and diluted share in the fourth quarter of fiscal 2004. The Company expects that it will announce its actual fourth quarter and fiscal 2004 results on March 22, 2004, following the anticipated completion of its audit. The Company is announcing estimated results due to its participation in public speaking engagements that will take place prior to the planned March 22, 2004 earnings release.

The Company estimates that its 12-month non-cancelable revenue backlog at January 31, 2004 was approximately $170 million, which represents approximately 76% of the Company's midpoint revenue expectations for fiscal year 2005. SkillSoft had approximately $86 million in cash and investments as of January 31, 2004.

On a net basis, which considers only receivable balances for which revenue has been recorded, days sales outstanding (DSOs) are expected to be approximately 12 days in the fiscal 2004 fourth quarter. On a gross basis, which considers all items billed as receivables, which includes deferred revenue, DSOs are expected to be approximately 120 days in the fourth quarter of fiscal 2004.

For each of the previous four quarters ending January 31, 2004, the Company's average annual contract length ranged from 18 to 24 months with an average of 20 months in the fourth quarter. For each of the previous four quarters, the average annual contract value ranged from $66,000 to $153,000 with an average of $131,000 in the fourth quarter of fiscal 2004. SkillSoft's average contract value for the fiscal 2004 fourth quarter was $218,000, of which $131,000 was the average annual contract value.

The Company's dollar weighted renewal rate was 65% for the year ended January 31, 2004. Customers also upgraded their annual dollar commitment to the Company by an average of 121% for the year ended January 31, 2004.

"Although fiscal 2004 was a challenging year, we will all look back and agree that this was a solid operational execution period for SkillSoft," commented Chuck Moran, President and Chief Executive Officer, "SkillSoft has resolved many legal issues relating to the past, completed the integration of the SmartForce operations and team, invested in content and platform for competitive advantage, established one of the strongest sales organizations in the industry and enhanced its financial organization to prepare SkillSoft for an exciting and profitable fiscal 2005."

FISCAL 2005 OUTLOOK

For the fiscal year ending January 31, 2005 (fiscal 2005), the Company is currently anticipating revenue to grow approximately 15% over fiscal 2004 and be in the range of $221 to $225 million. Quarterly revenue distribution for fiscal 2005, Q1 to Q4, is targeted at $51.5 to $52.5 million, $52.5 to $53.5 million, $55.0 to $56.0 million, $62.0 to $63.0 million, respectively.

The Company currently anticipates its Generally Accepted Accounting Principles
(GAAP) net income for fiscal 2005 to be between $21.0 million and $24.0 million or $0.20 to $0.22 per basic and diluted share. The Company anticipates 108 million to 112 million diluted shares outstanding for earnings per share (EPS) calculation purposes. Quarterly net income distribution for fiscal 2005 based on the midpoint of the range, Q1 to Q4, is targeted at 12%, 20%, 26% and 42% of the annual range, respectively. The Company expects gross margin to be in the range of 89% to 91% of revenue for fiscal year 2005. Research and development expenses are expected to be in the range of $38.0 to $40.0 million. Sales and marketing expenses are expected to be in the range of $91.5 to $93.5 million. General and administrative expenses are expected to be in the range of $26.0 to $28.0 million which includes $2.5 to $3.0 million of legal expenses relating to the continuing 2002 class action litigation and SEC investigation. Amortization of intangibles and deferred compensation is expected to be $11.0 million. Provision for income taxes is expected to be in the range of $9.0 to $10.5 million, or approximately 28% to 32% of net income. Only $1.0 to $1.5 million of this amount is expected to be represented by actual cash tax payments. The remainder of the provision ($8.0 to $9.0 million) is non-cash due to the utilization of net operating loss carryforwards. The non-cash portion of the provision for income tax will reduce goodwill on the Company's balance sheet. Interest income is expected to be in the range of $0.9 to $1.0 million. Additionally, capital expenditures are expected to be in the range of $5.0 to $6.0 million, and depreciation expense is expected to be in the range of $5.0 to $6.0 million, thus offsetting the non-cash benefit of depreciation that is excluded from pro forma cash net income and EPS.

The Company's outlook excludes the potential negative impact of the resolution of litigation matters and potential restructuring charges, as well as the potential impact of any future acquisitions or divestitures, including potential non-recurring acquisition related expenses and the amortization of any purchased intangibles and deferred compensation charges resulting from an acquisition transaction. The outlook also excludes the effect of a public offering or other financing arrangements that could impact outstanding shares and thereby the Company's EPS outlook.

The following table itemizes significant non-cash expenses reflected in the Company's expectations for fiscal 2005 net income of between $0.20 and $0.22 per diluted share.

--------------------------------------------------------------------------------
Category                                Total ($ in millions)      Per Share
--------------------------------------------------------------------------------
GAAP Net Income                             $ 21.0-$ 24.0        $ 0.20-$0.22
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Amortization & Deferred Comp                    $ 11.0              $ 0.10
--------------------------------------------------------------------------------
Non-Cash Income Tax Provision                $ 8.0-$ 9.0         $ 0.07-$ 0.08
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Pro Forma Cash Net Income                   $ 40.0-$ 44.0        $ 0.37-$ 0.40
--------------------------------------------------------------------------------


The Company is reporting net income and net income per share targets for fiscal 2005 in accordance with GAAP and on a pro forma basis because it believes the pro forma presentation provides investors with a useful view of the Company's operating results by isolating significant non-cash charges and describing the Company's performance without them.

SKILLSOFT ANNOUNCES RESIGNATION OF WILLIAM COLEMAN FROM ITS BOARD OF DIRECTORS AND APPOINTMENT OF WILLIAM F. MEAGHER, JR.

Effective January 31, 2004, Mr. William Coleman resigned as a member of the Board of Directors to focus his time and energies on his new company, Cassatt Corporation, a provider of enterprise software that helps companies realize the benefits of utility computing. Mr. Coleman joined the Board of SkillSoft Corporation shortly before its initial public offering and became a member of the SkillSoft PLC Board in connection with the merger between SkillSoft Corporation and SmartForce PLC. The Board and the Company are grateful for Mr. Coleman's continued support and his contributions to the Company's success over the last four and one-half years.

SkillSoft also announced that Mr. William F. Meagher, Jr. has been appointed to fill the vacancy on the Board. Mr. Meagher was the Managing Partner of the Boston Office at Arthur Andersen LLP for 13 years prior to his retirement in 1998 and spent a total of 38 years with Andersen. He was a member of the American Institute of Certified Public Accountants and the Massachusetts Society of Certified Public Accountants. Mr. Meagher is presently a Director of All Seasons Services, Inc., a trustee of Beth Israel Deaconess Hospital-Needham Campus, Dana Farber Cancer Institute, the Greater Boston YMCA. Given Mr. Meagher's experience and background, the Board of Directors has also appointed him to serve as Chairman of its Audit Committee, replacing Mr. James Krzywicki as Chairman of that Committee.

CONFERENCE CALL

In conjunction with the release, management will conduct a conference call on Friday, March 12th at 10:00 A.M. ET to discuss the Company's expectations for financial performance in FY05. Chuck Moran, President and Chief Executive Officer, and Tom McDonald, Chief Financial Officer, will host the call.

To participate in the conference call, local and international callers can dial
(706) 634-7038. The live conference call will be available via the Internet by accessing the SkillSoft Web site at www.skillsoft.com. Please go to the Web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.

A replay will be available from 1:00 p.m. ET on March 12th, until 11:59 p.m. ET on March 19, 2004. The replay number is (706) 645-9291, passcode: 6029523. A webcast replay will also be available on SkillSoft's Web site at www.skillsoft.com.

ABOUT SKILLSOFT

SkillSoft is a leading global provider of e-learning content and technology products for business and information technology (IT) professionals within the Global 2000. SkillSoft's multi-modal learning solutions support and enhance the speed and effectiveness of both formal and informal learning processes and integrate SkillSoft's in-depth courseware, learning management platform technology and support services.

Content offerings include SkillSoft's Business Skills Library and IT Skills and Certification Library; ITPro, BusinessPro, FinancePro, and OfficeEssentials Referenceware(R) collections by Books24x7; and health and safety compliance courseware by GoTrain.

For more information, visit www.skillsoft.com

This release includes information that constitutes forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements involve risk and uncertainties that could cause actual results to differ materially from those indicated by such forward-looking statements. Factors that could cause or contribute to such differences include difficulties in integrating the organizations of SmartForce and SkillSoft, competitive pressures, changes in cus tomer demands or industry standards, adverse economic conditions, loss of key personnel, litigation and other matters disclosed under the heading "Future Operating Results" in SkillSoft's Quarterly Report on Form 10-Q for the quarter ended October 31, 2003, as filed with the Securities and Exchange Commission. The forward-looking statements provided by the Company in this press release represent the Company's views as of March 12, 2004. The Company anticipates that subsequent events and developments may cause the Company's views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company's views as of any date subsequent to the date of this release.


                                      ###